UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 3, 2021

Cognex Corporation
(Exact name of registrant as specified in charter)

Massachusetts	001-34218	04-2713778
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Vision Drive, Natick, Massachusetts	01760-2059
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (508) 650-3000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.002 per share	CGNX	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

EXPLANATORY NOTE

On November 4, 2021, Cognex Corporation filed a Current Report on Form 8-K (the “Report”) with the Securities and Exchange Commission to report the Company’s financial results for the third quarter of 2021 and the appointment of a new director.  This Amendment No. 1 to the Current Report on Form 8-K amends (a) Item 5.02 of the Report to correct the reference to the news release issued on November 4, 2021 to announce the appointment of such director and (b) Item 9.01 to attach such news release as Exhibit 99.2.   Except as stated in this Explanatory Note, this Amendment No. 1 does not otherwise change or update the disclosure set forth in the Report.

Item 2.02          Results of Operations and Financial Condition

On November 4, 2021, Cognex Corporation (the “Company”) issued a news release to report its financial results for the quarter ended October 3, 2021. The release is furnished as Exhibit 99.1 hereto. The information in Item 2.02 of this Current Report on Form 8-K, including the Exhibit attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, regardless of any general incorporation language in such filing.

Item 5.02          Departure  of  Directors  or  Certain  Officers;  Election  of  Directors;  Appointment  of  Certain Officers; Compensatory Arrangements of Certain Officers.

On November 3, 2021, the Board of Directors (the “Board”) of Cognex Corporation (the “Company”) authorized an increase to the number of directors on the Board from six to seven and appointed Marjorie T. Sennett as a director of the Company, both actions effective immediately. The Board appointed Ms. Sennett to the class of directors whose term ends in 2024 to serve in accordance with the bylaws of the Company and until her successor is duly elected and qualified. Ms. Sennett shall serve on the Audit Committee of the Board of Directors. A copy of the press release announcing Ms. Sennett’s appointment is attached hereto as Exhibit 99.2 and is hereby incorporated by reference.

Ms. Sennett, 61, currently serves as a member of the Board of Directors and Chair of the Audit Committee of The diaTribe Foundation, a private entity focused on improving the outcomes of people with diabetes. From 2014 to 2018, she was a director and member of the Audit Committee at QuinStreet, Inc. (Nasdaq: QNST), a performance marketing technology company. Named one of “20 Women in Finance You Should Add to Your Company’s Board” by Business Insider, Ms. Sennett previously served as a managing director of Farallon Capital Management, LLC. Before that, she was Chief Financial Officer at eGroups, Inc., where she co-led the sale of the company to then publicly held Yahoo! Inc., and at Amylin Pharmaceuticals, Inc., where she led the company’s initial public offering and multiple follow-on public offerings. Ms. Sennett holds a B.A. from Vanderbilt University, and an M.B.A. from Stanford University.

Ms. Sennett’s qualifications for sitting on the Board of Directors include her public board experience, extensive knowledge of corporate finance and financial reporting, financial leadership for fast-growing companies in the biotechnology and technology sectors, and experience as an institutional investor.

For her service on the Board, Ms. Sennett will receive an annual stipend of $50,000, and for her service on the Audit Committee, Ms. Sennett will receive an additional annual stipend of $10,000.  Further, subject to Board approval, Ms. Sennett will receive annual equity awards under the Company’s 2007 Stock Option and Incentive Plan (the “2007 Plan”) consistent with the Company’s other non-employee Board members. Ms. Sennett will receive an initial equity award under the 2007 Plan of restricted stock units (“RSUs”) having an economic value of approximately $44,500 on the date of grant. These RSUs will vest over three years: 20% on the first anniversary of the grant date; 30% on the second anniversary; and 50% on the third anniversary. Ms. Sennett will enter into the Company’s standard indemnification agreement, which has been previously entered into with each of the Company’s directors and the form of which has been filed by the Company with the SEC

There is no arrangement or understanding between Ms. Sennett and any other person pursuant to which she was selected as a director, nor is the Company aware, after inquiry of Ms. Sennett, of any related-person transaction or series of transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 8.01          Other Events

On November 4, 2021, the Company announced that its Board of Directors declared a quarterly cash dividend of $0.065 per share. The dividend is payable on December 3, 2021, to all shareholders of record at the close of business on November 19, 2021.

Item 9.01          Financial Statements and Exhibits

(d)        Exhibits

Exhibit No.        Description

99.1                    News release, dated November 4, 2021, by Cognex Corporation (previously furnished)

99.2                    News release, dated November 4, 2021, by Cognex Corporation regarding appointment of new director (filed herewith)

104                     Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGNEX CORPORATION

Dated: November 8, 2021	By:/s/ Paul Todgham
Paul Todgham
Senior Vice President and Chief Financial Officer